Exhibit 99.1

CONTACT: Mike McMahon

FOR IMMEDIATE RELEASE	Managing Director
Redwood Trust, Inc.	(415) 384-3805
Thursday, June 6, 2013

REDWOOD TRUST ANNOUNCES RESIGNATION OF SCOTT CHISHOLM

MILL VALLEY, CA – Thursday, June 6, 2013 – Redwood Trust, Inc. (NYSE: RWT) today announced that Scott Chisholm, a Managing Director, will be resigning from employment with the Company effective July 1, 2013. Mr. Chisholm joined Redwood in September 2009 to help build Redwood’s platform for commercial real estate mortgage debt investments and originations. Since Mr. Chisholm joined the Company, he has been an important contributor in establishing Redwood as an industry-leading provider of commercial mortgage debt solutions, and has helped to build an exceptional team of commercial real estate professionals located in New York, NY and Mill Valley, CA. Since inception in 2009 through the first quarter of 2013, the Redwood commercial team completed in excess of $700 million in aggregate principal amount of investments and originations, while providing financing to many of the industry’s most respected commercial real estate investors. In addition, through this platform Redwood was the first to successfully re-open the commercial mezzanine structured financing market through its offering in 2012 of securities backed by this class of collateral.

During his tenure at Redwood, Mr. Chisholm reported to Redwood’s President, Brett Nicholas, and commercial real estate mortgage debt investments and originations were subject to approval under Redwood’s Chief Investment Officer, Fred Matera. Following Mr. Chisholm’s resignation, Mr. Nicholas and Mr. Matera will continue to lead Redwood’s commercial platform.

Marty Hughes, Redwood’s Chief Executive Officer, said “We are thankful for Scott’s contributions to Redwood over the past three plus years. Scott and the team established a commercial platform that is nationally recognized in the marketplace for providing senior and mezzanine debt financing to commercial real estate borrowers.” Mr. Hughes continued, “As our commercial platform moves ahead, we look forward to continuing to serve our customers and optimize the businesses to deliver value to shareholders.”

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.